EXHIBIT 99.1

Rimage Reports First Quarter 2012 Financial Results

First Quarter Revenue and Bottom-Line Results In Line with Guidance

Qumu and the Recently Introduced Signal Product Expected to Drive Growth in 2012

Board Declares Quarterly Cash Dividend of $.17 Per Share, Payable June 15

Minneapolis, MN – April 26, 2012 – Rimage Corporation (NASDAQ: RIMG) today reported its financial results for the first quarter ended March 31, 2012.

•	First quarter 2012 revenues totaled $19.5 million, in line with guidance, and down 9% compared with $21.5 million in revenues in the first quarter of 2011. The decrease reflected lower revenues from disc publishing, partially offset by revenues from Qumu, acquired on October 10, 2011.
•	Qumu revenues totaled $1.4 million in the first quarter. During the quarter, the Company took steps to drive sales momentum of Qumu products, focusing on execution and lead generation.
•	Revenues for disc publishing were $18.1 million in the recent first quarter, a decrease of 16% from the first quarter of 2011. The decline was driven primarily by a decrease in sales of consumables and soft European performance. The decline in consumables was affected by the comparison against a particularly strong quarter last year which reflected stocking by customers concerned with supply disruptions caused by the Japan tsunami and the impact from a large retail hardware order in 2010 that significantly expanded the Company’s presence in the market. In addition, retailers have reduced their consumables inventories in 2012 due to lower consumer demand.
•	Gross margin for the recent first quarter was 49% compared with 50% in the same quarter last year. Operating expenses in the quarter increased to $12.5 million from $8.5 million in the comparable quarter last year, largely attributable to the addition of expenses associated with Qumu.
•	The net loss for the 2012 first quarter was $1.7 million, or $(0.17) per share. This compares with net income of $1.5 million in the first quarter of 2011, or $0.16 per diluted share. Excluding the amortization of intangibles associated with Qumu, the net loss per share was $(0.14) in the recent first quarter.
•	Cash and investments totaled $67 million at March 31, 2012 compared with $70 million at December 31, 2011. During the first quarter, the Company paid out $1.7 million in dividends.

Sherman L. Black, president and CEO, said, “The quarterly performance met our financial guidance and was characterized by a decline in disc publishing revenues, partially offset by the contribution from Qumu. While lower sales to the retail sector and weakness in Europe were the primary factors in the decrease in disc publishing, we generated growth in other areas, specifically law enforcement applications and our business in Asia Pacific.

“Rimage achieved another key milestone in its transformation with the recent introduction of our Signal Online Publishing product, an easy to use platform designed to push secure content to nearly any tablet or computer. With Signal, companies can publish content directly to their employees, partners, suppliers, and customers while applying security and usage policies that effectively manage its distribution, even when it is resident on subscribers’ devices and disconnected from the Internet. The response from our product introduction has been very encouraging, and we expect to begin to generate revenues from Signal during the second half of 2012, with the initial sales focus on helping customers deliver pre-release content for media and entertainment and on securing business content to tablets for corporations.”

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“While Qumu sales in the quarter were below the expectations we established in October when we acquired the business, we remain confident about its market opportunity, its products and the team. During the first quarter, we revitalized Qumu’s marketing campaigns, increased sales resources to generate and qualify leads, and expanded our presence in Europe. The Qumu product development team continues to focus on industry-leading enhancements, resulting in the recent introduction of Pathfinder, a patent pending technology that guarantees all users of streaming video receive a quality viewing experience regardless of their location or device. With the establishment of our three platforms, Qumu, Signal and Rimage disc publishing, we believe Rimage is uniquely well positioned to offer a comprehensive solution to enterprises worldwide to address their need to manage and distribute content reliably and efficiently across the spectrum of devices, including tablets, smartphones, and PCs,” concluded Mr. Black.

On April 24, 2012, the Company’s Board of Directors approved a $0.17 per share quarterly cash dividend, payable on June 15, 2012, to shareholders of record on May 31, 2012. Based on the current stock price, this dividend represents a 7% yield. During the first quarter, the Company paid out $1.7 million in dividends. It made no share repurchases during the first quarter, but has been opportunistically buying shares in the second quarter.

Financial Guidance

For the second quarter 2012, the Company expects revenues of between $19 and $21 million and the net loss per share is expected to be between $(0.15) and $(0.17). Excluding amortization of Qumu intangibles, non-GAAP net loss per share is expected to be between $(0.12) and $(0.14). For the full year 2012, the Company expects revenue growth overall with disc publishing revenues expected to decline in the low single digits, and Qumu contracted commitments to grow significantly from 2011. The Company defines contracted commitments as the dollar value of signed customer purchase commitments. In addition the Company expects to generate cash flow from operations at levels slightly below 2011.

The Company also expects to continue to return cash to shareholders in 2012. The Company anticipates 2012 dividend payments of approximately $7 million. In addition, as of March 31, 2012, the Company had more than 347,000 shares available to be repurchased under its existing authorization.

Earnings per Share and Financial Guidance Reconciliation

First Quarter 2012
GAAP earnings (loss) per share	$(0.17)

Impact of amortization of intangibles	$(0.03)

Non-GAAP earnings (loss) per share	$(0.14)

Second Quarter 2012
Estimated GAAP earnings (loss) per share	$(0.15) - $(0.17)

Estimated impact of amortization of intangibles	$(0.03)

Estimated Non-GAAP earnings (loss) per share	$(0.12) - $(0.14)

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Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of Qumu acquisition intangibles that may not be indicative of the core business operating results. Rimage believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its first quarter results and recent corporate developments today, April 26, 2012 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-941-1466 for domestic participants and 480-629-9867 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Rimage website, www.rimagecorp.com. Webcasts will be archived on Rimage’s website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the integration of the Qumu business, anticipated synergies between Rimage and Qumu businesses, the effect of changes in technology, or the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners.  Rimage’s Qumu business is well established in the rapidly growing enterprise video communications market. Rimage’s Signal online publishing platform automatically pushes secure mobile content to nearly any mobile device or computer. Qumu and Signal, in combination with Rimage’s CD, DVD and Blu-ray-Disc™ publishing solutions, enable businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Rimage supplies thousands of customers in North America, Europe and Asia with industry-leading solutions that increase engagement, collaboration and control. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/944-8144

Doug Sherk/Jenifer Kirtland

EVC Group

415/568-9349

(Tables to follow)

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Operations Information:

	Three months ended March 31,
	2012	2011

Revenues	$19,461	$21,456
Cost of revenues	9,888	10,672
Gross profit	9,573	10,784
Operating expenses:
Research and development	3,105	1,552
Selling, general and administrative	9,196	6,906
Amortization of purchased intangibles	247	—
Total operating expenses	12,548	8,458
Operating income (loss)	(2,975)	2,326
Other income (expense), net	(68)	34
Income (loss) before income taxes	(3,043)	2,360
Income tax expense (benefit)	(1,274)	877
Net income (loss)	(1,769)	1,483
Net loss attributable to noncontrolling interest	64	15
Net income (loss) attributable to Rimage	$(1,705)	$1,498

Net income (loss) per basic share	$(0.17)	$0.16

Net income (loss) per diluted share	$(0.17)	$0.16
Basic weighted average shares outstanding	10,217	9,494
Diluted weighted average shares outstanding	10,244	9,543

Consolidated Balance Sheet Information:

	Balance as of
	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$66,786	$70,161
Receivables	12,018	15,496
Inventories	7,160	6,198
Total current assets	93,818	98,437
Property and equipment, net	6,892	6,177
Total assets	153,520	157,660
Current liabilities	17,781	20,156
Long-term liabilities	6,197	5,204
Noncontrolling interest	298	360
Rimage stockholders’ equity	129,244	131,940

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